Exhibit 8.1

Eversheds Sutherland (US) LLP 999 Peachtree St., N.E., Suite 2300 Atlanta, GA 30309-3996 D: +1 404.853.8342 F: +1 404.853.8806 DanielMcKeithen@ eversheds-sutherland.com

January 17, 2023

Chicago Atlantic Real Estate Finance, Inc.

420 North Wabash Avenue, Suite 500

Chicago, IL 60611

Re:       Chicago Atlantic Real Estate Finance, Inc.

Ladies and Gentlemen:

We have acted as counsel to Chicago Atlantic Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Shelf Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).

This opinion concerning certain federal income tax considerations in connection with the delayed or continuous offerings of common stock, preferred stock, debt securities, warrants, rights, and units of the Company, pursuant to the Shelf Registration Statement, including with respect to the Company’s election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinion is based on relevant provisions of the Code, applicable Treasury Regulations (including temporary and proposed Treasury Regulations), court decisions, administrative determinations, and other relevant authority, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and any such changes might result in modifications of our opinion.

In rendering our opinion, we examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (1) the Shelf Registration Statement (File No. 333-268920), (2) the corporate charter of the Company, as amended and restated by Articles of Amendment and Restatement filed with the appropriate State of Maryland authorities, (3) the organizational documents of Chicago Atlantic REIT Manager, LLC (the “Manager”), (4) the Management Agreement between the Company and the Manager, and (5) such other documents and information provided to us as we deemed relevant to our opinion.

January 17, 2023

In addition, we have been provided with, and have relied upon, a certificate, dated January 17, 2023 (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the formation and operation of the Company and the Manager.

For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents provided by the Company, including the Officer’s Certificate. We have consequently assumed, with your permission, that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy of such facts, documents, or assumptions in a material way.

We have assumed for the purposes of this opinion that (i) the Company is validly organized and duly incorporated under the laws of the State of Maryland, (ii) the Manager is duly organized and a validly existing limited liability company under the laws of the state of Delaware, (iii) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (iv) the operative documents are enforceable in accordance with their terms, (v) the Company has been and will continue to be organized and operated in the manner described in the Officer’s Certificate and the Registration Statement and the other relevant documents referred to above, and (vi) the representations in the Officer’s Certificate are and will remain true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) or with similar qualification or that are qualified as to materiality are and will be true, correct and complete as if made without such qualification. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

Based on and subject to the foregoing, we are of the opinion that:

1. Commencing with the Company’s taxable year ended December 31, 2021, and through the date of this letter, the Company’s organization and current and proposed method of operation, if continued, will enable it to satisfy the requirements for qualification and taxation as a REIT under the Code.

2. The statements set forth in the Shelf Registration Statement under the caption “U.S. Federal Income Tax Considerations,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate in all material respects.

Such section of the Shelf Registration Statement, however, is not exhaustive and does not purport to discuss any state or local tax considerations or all possible federal income tax considerations with respect to the purchase, ownership and disposition of our common stock or other securities we might issue. In addition, the Company’s continued qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Eversheds Sutherland LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company and its subsidiaries, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year (or, as applicable, calendar quarter) will satisfy the requirements under the Code for qualification and taxation as a REIT. We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws or the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.

This opinion is for your benefit in connection with the Shelf Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Shelf Registration Statement and to the reference to our firm contained in the Shelf Registration Statement under the headings “U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP

Eversheds Sutherland (US) LLP